Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

And the Associated Rights to Purchase Shares

of Series A Junior Participating Preferred Stock

of

Wind River Systems, Inc., a Delaware corporation

at

$11.50 NET PER SHARE

Pursuant to the Offer to Purchase dated June 11, 2009

by

APC II Acquisition Corporation, a Delaware corporation

a wholly owned subsidiary of

Intel Corporation, a Delaware corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 9, 2009, UNLESS THE OFFER IS EXTENDED.

June 11, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 11, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by APC II Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Intel Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the “Company Shares”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of Wind River Systems, Inc., a Delaware corporation (the “Seller”), at a purchase price of $11.50 per Company Share, net to the tendering stockholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of the Company Shares held for your account. A tender of such Company Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Company Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Company Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $11.50 per Company Share, net to you in cash, without interest and less any required withholding taxes.

2. The Offer is being made for all outstanding Company Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on July 9, 2009, unless the Offer is extended by the Purchaser. Previously tendered Company Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Company Shares for payment by 12:00 midnight, New York City time, on July 9, 2009, such Company Shares may be withdrawn at any time after that date until the Purchaser accepts such Company Shares for payment.

4. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

5. Tendering stockholders who are registered stockholders or who tender their Company Shares directly to Computershare Trust Company, N.A. will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Company Shares pursuant to the Offer.

If you wish to have us tender any or all of your Company Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Company Shares, all such Company Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Company Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Georgeson Securities Corporation, the Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

And the Associated Rights to Purchase Shares of

Series A Junior Participating Preferred Stock

of

Wind River Systems, Inc., a Delaware corporation

at

$11.50 NET PER SHARE

Pursuant to the Offer to Purchase dated June 11, 2009

by

APC II Acquisition Corporation, a Delaware corporation

a wholly owned subsidiary of

Intel Corporation, a Delaware corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 11, 2009, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by APC II Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Intel Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the “Company Shares”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of Wind River Systems, Inc., a Delaware corporation (the “Seller”), at a purchase price of $11.50 per Company Share, net to the tendering stockholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Company Shares indicated below or, if no number is indicated, all Company Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF COMPANY SHARES BEING TENDERED HEREBY:                      COMPANY SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Company Shares held by us for your account are to be tendered.

Dated:                     , 2009

(Signature(s))

Please Print Name(s)

Address

Include Zip Code

Area Code and
Telephone No.

Taxpayer Identification or Social Security No.

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